Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217290

Prospectus Supplement No. 1

(to Prospectus dated April 26, 2017)

MATTERSIGHT CORPORATION

Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated April 26, 2017, or the Prospectus, that forms a part of our Registration Statement on Form S-3 (Registration No. 333-217290), relating to the to the offer and sale of up to 5,328,187 shares of our common stock by the selling stockholders listed on page 5 of the Prospectus, including their pledgees, donees, transferees or other successors-in-interest. We will not receive any proceeds from any resale of the shares of common stock being offered by the Prospectus and this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our common stock is traded on the NASDAQ Global Market under the trading symbol “MATR.” On May 16, 2017, the last reported sale price of our common stock on the NASDAQ Global Market was $2.55 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves certain risks. You should carefully read and consider the section entitled “Risk Factors” on page 4 of the Prospectus and the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement and in any other documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

We are filing this prospectus supplement to reflect that the record holder of 100,000 shares of our common stock to be offered for resale under the Prospectus is Patrick Lin, rather than Primarius Capital. The Prospectus inadvertently assigned only beneficial ownership to Mr. Lin when he is in fact the record holder of such shares. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” on page 5 of the Prospectus, which we refer to herein as the Selling Stockholder Table.

The Selling Stockholder Table is hereby amended and supplemented by (i) deleting the references therein to Primarius Capital and the shares held by such entity as well as the contents of footnote (16) and by (ii) adding the selling stockholder identified in the table below and the related footnote set forth below. For purposes of this prospectus supplement, the applicable percentage of ownership in the table below is based upon an aggregate of 32,685,522 shares of our common stock issued and outstanding as of April 28, 2017 and assumes the sale of all shares available for sale under the Prospectus, as amended by this prospectus supplement, and no further acquisitions of shares by the selling stockholder.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After this Offering
	Number	Percentage		Number	Percentage
Patrick Lin (16)	123,000	*	100,000	23,000	*

*	Less than 1%.
(16)	The address for Patrick Lin is 45 Coachwood Terrace, Orinda, CA 94563.

The date of this prospectus supplement is May 17, 2017